UBS ALTERNATIVE AND
QUANTITATIVE INVESTMENTS

PERSONAL TRADING CODE OF ETHICS POLICY

Policy Summary

Personal trading presents one of the greatest potential risks to any investment adviser. As a fiduciary, an adviser owes its duty of loyalty to its clients first. By trading in the same securities and other investments as we trade for our clients, there is the potential to front-run, scalp, or even take away an investment opportunity from one of our clients for one's own account.

As you read on, you'll find that our Code of Ethics requires some very detailed reporting (initial, periodic and annual); pre-clearance; short-term trading bans; and other monitoring designed to mitigate many of the types of conflicts that we may encounter. This is not a guarantee that we will never face a conflict of interest between personal trading of our employees and our clients, but it is designed to manage and mitigate those conflicts.

Supervisors of investment professionals have a special duty to pre-clear/approve their supervised persons' trades only when they believe that there is little possibility to harm client executions from potential front-running, scalping, or taking an opportunity away from a client.

Risks Addressed by this Policy

The risks addressed by this policy include:

■	Engaging in front running or scalping

■	Purchasing investments for personal accounts instead of offering to client accounts (i.e. IPOs, private placements, etc.)

■	Violation of any applicable Federal securities laws by an employee

■	Failure of an employee to promptly report any violations of law or company policy to the Chief Compliance Officer

Table of Contents

1. Types of Accounts

1.1 Covered Accounts

1.2 Joint Accounts

2. Establishing Covered Accounts

2.1 Use of Authorized Brokers

2.2 Discretionary Accounts

3. Reporting

4. Providing the Compliance Department with Duplicate Account Statements and Trade Confirmations

5. Trading Restrictions

5.1 Pre-Clearance Requirements

5.2 Trading Frequency

5.3 Holding Period

5.4 Prohibited Transactions

5.5 Initial Public Offerings

5.6 Investment in Partnerships and Other Private Placements

5.7 Options

5.8 Futures

6. Reporting and Certification Requirements

6.1 Holdings Report and Certification

6.2 Quarterly Transactions Report for Access Persons

7. Administration and Enforcement

7.1 Review of Personal Trading Information

7.2 Sanctions and Remedies

7.3 Exemptions

7.4 Delivery of the Code of Ethics

The additional compliance forms referenced herein are available on the Intranet via the following link (copy and paste into your browser):
http://intra.ubs.net/globalam_aq/legal_compliance/index.htm?lang=en
- Consultants and Temporary Employee Reporting Requirements Form

Introduction

This Code of Ethics (the "Code") is designed to ensure, among other things, that all employees and other "Access Persons" (defined below) of Alternative and Quantitative Investments platform ("A&Q") conduct their personal securities transactions in a manner where clients' interests are placed first and foremost.  The A&Q platform comprises employees of UBS O'Connor LLC ("O'Connor") and the Alternative Investment Solutions Group.  The Code is designed to prevent and detect conflicts of interests between our Access Persons and our Advisory Clients ("Advisory Client" means any client (including but not limited to hedge funds, mutual funds and separate accounts) for which O'Connor or Alternative Investment Solutions serves as an investment adviser or subadviser, to whom it renders investment advice, or for whom it makes investment decisions) that arise due to personal investing activities.

Federal Securities Law and Violations

All employees and supervised persons must comply with all applicable federal securities laws.  Employees must report any violation of law or company policy to the Chief Compliance Officer.  A matter is deemed to have been reported to the Chief Compliance Officer when an employee reports it to any member of the Legal or Compliance Departments.

Personal Trading

Personal investing activities of employees and Access Persons can create conflicts of interest that may compromise our fiduciary duty to Advisory Clients.  As a result, Access Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.  As fiduciaries, Access Persons must at all times comply with the following principles:

-- Client Interests Come First.  Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients.  If an Access Person puts his/her own personal interests ahead of an Advisory Client's, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

-- Avoid Taking Advantage.  Access Persons may not make personal investment decisions based on their knowledge of Advisory Client trading or one's ability to direct client trading.

-- No front running: engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client's transaction will cause a favorable move in the market (i.e. buy for your own account before the buy program for client purchases or sell immediately before the sell program for the client account).

-- No scalping: trading in the opposite direction immediately after a client trade is executed in the same security.

-- No investing personally in an investment opportunity that should be offered to a client account first whether earned by the clients' past trading (such as access to new issues and hot IPOs) or such as certain private placements that could be offered by a broker or through another A&Q relationship.  Investments of equity securities of issuers who control (or derive significant revenues from) the management companies and/or general partners of our investee funds and/or general partners of our investee funds may be restricted.

-- No trading on material, non-public information:  Access Persons may not make investment decisions based on their knowledge of material, non-public information (inside information) about an issuer.

The Code sets forth detailed policies and procedures that Access Persons of A&Q must follow in regard to their personal investing activities.  All Access Persons are required to comply with the Code as a condition of continued employment.  All Access Persons are required to report any violations of the Code to the Chief Compliance Officer.  The reporting of such violations will be kept confidential.

Who is subject to the Code?

Access Persons: For purposes of this Code, Access Person is defined as:

-- Each employee, officer and director of an A&Q entity, their spouses and members of their immediate families; (Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.)

-- An employee, officer or director of any UBS AG affiliate who is domiciled on the premises of A&Q for a period of 30 days or more; and

-- Consultants and other temporary employees hired for a period of 30 days or more whose duties include access to A&Q's technology and systems, and/or trading information in any form, unless they obtain a written exemption from the Compliance Department.  Consultants and other temporary employees who are employed for less than a 30-day period, but who have access to A&Q's trading information, will be subject to the reporting requirements described in the Consultants and Temporary Employees form.

1. Types of Accounts

1.1 Covered Accounts

"Covered Account" includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, or other financial services firm) in which an Access Person has a beneficial interest or over which an Access Person has investment discretion or other control or influence (beneficial interest in an account includes any direct or indirect financial interest in an account).  Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate.  (Covered Accounts also include accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian, and corporate accounts).

1.2 Joint Accounts

Access Persons are prohibited from entering into a joint account with any Advisory Client.

2. Establishing Covered Accounts

2.1 Use of Brokers

Generally, Access Persons may maintain and open new Covered Accounts only with authorized broker-dealers (please see the Compliance Department for the current list of authorized broker-dealers).  Any exceptions to this rule must be approved in writing by the Compliance Department (see the compliance officer for the appropriate form).  However, Access Persons hired on or before December 31, 2007 and who maintain a Covered Account at an unauthorized broker-dealer that was opened on or before December 31, 2007 may continue to maintain the account with the unauthorized broker provided they arrange for the broker-dealer to send duplicate trade confirmations and statements to the addresses designated by compliance.

Initially, Covered Accounts must be disclosed to the Compliance Department using the Brokerage Account form.

The following types of accounts may be maintained without obtaining prior approval or being disclosed to the Compliance Department.  Note: Access Persons are required to report all Covered Accounts pursuant to the Reporting and Certification Requirements of Section 6 below.

-- Mutual Fund Only Accounts.  Any account that permits an Access Person only to buy and sell shares of open-end mutual funds for which A&Q or UBS does not serve as Investment adviser or subadviser and cannot be used to trade any other types of investments like stocks or closed-end funds.

-- 401(k) Plans.  Any account with a 401(k) retirement plan that an Access Person established with a previous employer, provided that the investments in the plan are limited to open-end mutual funds not advised or sub-advised by A&Q or UBS.

Investments in the Physical Control of an Access Person: Access Persons may maintain physical possession of an investment (for example, a stock certificate).

You must obtain approval to maintain the following Covered Accounts:

-- Investments Directly with Issuers (or their Transfer Agents).  Access Persons may participate in direct investment plans that allow the purchase of an issuer's securities without the intermediation of a broker-dealer provided that timing of such purchases is determined by the plan (e.g., dividend reinvestment plans ("DRIPS")).  Such investments must be approved prior to the initial purchase of the issuer's securities.  Once approved, you are not required to pre-clear purchases or sales of shares in the plan, although transactions and holdings must be reported.  However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to pre-clearance as well as the 30-day holding period.

2.2 Discretionary Accounts.

Access Persons must obtain Compliance Department approval in order to open discretionary securities accounts.  A Discretionary Account is one where all investment decisions are made by a third-party who is unrelated to the Access Person or is not otherwise an Access Person ("Discretionary Account").  Although Discretionary Accounts are exempt from the provisions of Section 5 (Trading Restrictions) of this Code, they are still Covered Accounts and must comply with all other provisions of this Code, including this Section and Section 6 (Reporting and Certification Requirements).  In order to obtain necessary approval to open a Discretionary Account, Access Persons must provide the following to the Compliance Department:

-- A copy of the signed Investment Advisory Agreement and/or any other relevant documents that demonstrate/attest that the fiduciary has full investment discretion; and

-- A signed attestation that, if the Access Person discusses any specific strategies, industries or securities with the independent fiduciary, the Access Person will pre-clear any related trades that result from the discussion.  (Note that if no such discussions take place in advance of transactions, pre-clearance is not required).

The Compliance Department will review Discretionary Account trading for abuses and conflicts and reserves the right to revoke Discretionary Account status and to subject all of the account's trades to pre-clearance and other requirements of this Code.  Discretionary Accounts may not be used to undermine these procedures.

3. Reporting

Access Persons are responsible for notifying the Compliance Department at the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number.  The new or revised account information should be input by the employee into the UBS group personal account disclosure tool called Affirmation Online ("AOL") (goto/aol) as soon as possible

4. Providing the Compliance Department with Duplicate Account Statements and Trade Confirmations

For accounts at Unauthorized Brokers, Access Persons must arrange for a third-party vendor as directed by the Compliance Department to receive directly from the executing broker-dealer, bank, or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account.

Access Persons are not required to provide duplicate trade confirmations and statements for Mutual Fund Only Accounts. However, any mutual fund holdings for which an affiliate of UBS serves as manager or investment adviser must be reported.

Access Persons are unable to arrange for delivery of duplicate confirmations or statements.  You may wish to engage in a transaction for which no confirmation can be delivered to the Compliance Department (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan).  These types of transactions require the prior written approval of the Compliance Department and will involve additional reporting requirements.

5. Trading Restrictions

"Security" means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any option, futures contract, shares of registered open-end investment companies (mutual funds) advised or subadvised by A&Q or UBS, warrant, note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or any participation in or right to subscribe to or purchase any such interest or instrument.  For purposes of these trading restrictions and the reporting requirements described in Sections 5 and 6, the term security does not include U.S. government bonds, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies (mutual funds) for which A&Q or UBS do not serve as investment adviser or subadviser.

5.1 Pre-Clearance Requirements

Access Persons must obtain prior written approval before purchasing, selling or transferring any security, or exercising any option (except as noted below).

Access Person Pre-Clearance Procedures- Access Persons must receive pre-clearance approval from their supervisor as well as compliance.  Access persons must attest to the Compliance Department by email regarding receiving approval from their supervisor along with entering their pre-clearance request into the Group Trade Preclearance System ("GTPS") (goto/gtps).  The system will review the pre-clearance request and, as soon as practicable, determine whether to authorize the transaction.  A&Q Compliance will retain all attestations from Access Persons regarding receiving Supervisory approval for each trade pre-clearance and will facilitate Access Person personal trading.

-- Execute Before the Approval Expires.  A pre-clearance approval for a transaction is only effective for the day on which approval is given (regardless of time) for U.S. based employees.  If a trade is not fully executed by the end of the day, a new pre-clearance approval must be obtained before the order (or the unfilled portion of the order) can be executed.  Accordingly, limit orders and "good 'til cancelled" instructions must be withdrawn by the end of the day, unless a new approval is obtained.  Employees located in offices outside of the U.S. have 24 hours after approval is given to execute the transaction.

-- UBS AG Securities.  Access Persons should follow the pre-clearance process described above when dealing in UBS securities.  Note: Any Access Person who possesses material nonpublic information regarding UBS AG is prohibited from engaging in transactions in UBS securities.  Employees who have been notified that they are Restricted Persons or other UBS persons could be notified of additional restrictions at times.  Employees should consult UBS Policy (1-P-001326) Dealing in UBS Shares by UBS Persons for their Personal Account for additional information.

-- Exceptions. Access Persons do not need to pre-clear the following types of transactions:

-- Open-End Investment Company Shares (Mutual Funds), including funds offered within a 529 College Savings Plan.  Purchases and sales of mutual funds do not require pre-clearance

-- Unit Investment Trusts (UITs). Purchases and sales of unit investment trusts do not require pre-clearance.

-- Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs). Purchases and sales of ETFs and ETNs do not require pre-clearance.

-- Certain Corporate Actions. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require pre-clearance.

-- Rights.  Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

-- UBS Savings and Investment Plan and Third Party 401(k) Plans. Any transaction in these plans is generally exempt from the pre-clearance requirements, unless the plan permits an Access Person to trade individual securities (e.g., shares of stock), in which case such transactions are subject to pre-clearance.

-- Futures and Options on Currencies and Broad Based Indices.

AIS Employees: An Access Person is not required to pre-clear transactions in futures and options on currencies or on a broad-based securities index (such as ETFs/ETNs).  (The term "Broad-Based Securities Index" is not easily defined.  Generally, a Broad-Based Securities Index covers a wide range of companies and industries.  Only futures and options on a Broad-Based Securities Index are exempt from the pre-clearance requirement.  If you are unsure as to whether a particular index qualifies as a Broad-Based Securities Index under the Code, you should consult the Compliance Department.)  Please note however all other options and futures trades involving indices require pre-clearance.

O'Connor Employees: all trades in futures and options on currencies or on any index require pre-clearance.

-- Transactions in Discretionary Accounts.  Except under certain circumstances, an Access Person is not required to pre-clear transactions in a Discretionary Account.

-- Municipal Bonds.  Transactions in municipal bonds do not need to be pre-cleared but are subject to the reporting requirements.

Note: All transactions, including those exempt from the pre-clearance requirement (other than non-affiliated mutual funds), are subject to the reporting requirements (See Sec. 6).

5.2 Trading Frequency

In order to ensure that Access Persons are not distracted from servicing Advisory Clients, Access Persons should not engage in more than 20 transactions in reportable securities per month.  (Note: This does not include repetitive transactions such as rolling futures contracts.)

5.3 Holding Period

If an Access Person is required to pre-clear a transaction in a security, he/she also must hold the security for 30 days.

As a result, Access Persons may not:

-- buy a security or Related Investment within 30 days after selling that security or Related Investment; or

-- sell a security or Related Investment within 30 days after purchasing that security or Related Investment.

"Related Investments" are investments whose value is based on or derived from the value of another security, including convertible securities and derivative securities such as options, futures and warrants.  Rolling futures and options positions is permitted provided the other pre-clearance requirements are met and the trades are done simultaneously.

Exceptions.

--If a security has experienced a loss equal to at least 10% of the purchase price, the Access Person may sell the security prior to the expiration of the relevant holding period, with prior approval from the Compliance Department.

--If you receive restricted stock as part of your compensation, you are not required to hold it for 30 days after it vests.

--ETF's and ETN's are not subject to holding period requirements.  However options and futures on indices are subject to the 30 day holding period relevant to securities and their related investments.

5.4 Prohibited Transactions

A&Q views the following transactions as especially likely to create conflicts with Advisory Client interests.  Access Persons are therefore prohibited from engaging in the following transactions:

Naked Short Sales: Access Persons are prohibited from entering into a net short position with respect to any security that is held by an Advisory Client.

Futures: Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited.  This prohibition does not apply to currency forwards (futures or otherwise).

ETF/ETN Short Sales: An ETF or ETN may be sold short for hedging purposes only with Compliance pre-approval.

5.5 Initial Public Offerings

Access Persons may acquire securities in an initial public offering upon receiving pre-clearance from the Compliance Department and their supervisors, if applicable.  In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, he/she must immediately notify the Compliance Department.

5.6 Investment in Partnerships and Other Private Placements

Access Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately placed securities, provided they obtain prior approval from the Compliance Department.  Investments may not be made in private placements unless the private placement is first shown to applicable trading strategies.  Prior to Compliance granting approval, the investment may be reviewed on an ad hoc basis by knowledgeable, independent investment personnel.  Once approved, additional capital investments (other than capital calls related to the initial approved investment) require a new approval.  Access Persons requesting permission must complete the Private Investments section in Affirmation Online.

5.7 Options

-- Call Options

An Access Person may purchase a call option on an individual security or ETF/ETN only if the call option has a period to expiration of at least 30 days from the date of purchase and the Access Person either (1) holds the option for at least 30 days prior to sale or (2) holds the option and, if exercised, the underlying security, for a total period of 30 days.  (Similarly, if you choose to exercise the option, you may count the period during which you held the call option toward the 30-day holding period for the underlying security or ETF/ETN.)

An Access Person may sell ("write") a call option on an individual security or ETF/ETN only if he/she has held the underlying security (in the corresponding quantity) for at least 30 days (Covered Call).

-- Put Options

An Access Person may purchase a put option on an individual security or ETF/ETN only if the put option has a period to expiration of at least 30 days from the date of purchase and the Access Person holds the put option for at least 30 days.  If an Access Person purchases a put on a security he/she already owns (Put Hedge), he/she may include the time he/she held the underlying security towards the 30-day holding period for the put.

An Access Person may not sell (write) a put on an individual security or ETF/ETN, unless it is part of a spread on a hedged strategy or trade.

-- Writing Options for Hedging Purposes

Access Persons may write options to hedge securities or options that they hold provided they have held the security or option for 30 days or it is part of an option spread transaction that will be held for at least 30 days.

Note: Access Persons must obtain pre-clearance approval to exercise an option on an individual security as well as to purchase or sell such an option.

5.8 Futures

An Access Person may purchase and sell exchange-traded futures and currency forwards.  Purchases and sales of futures contracts on an individual security or commodity are subject to pre-clearance requirements (See Section 5.1 above).  Purchases and sales of all futures contracts are subject to the holding period requirement (See Section 5.3 above).

Note: Access Persons must obtain pre-clearance approval to purchase or sell futures contracts on an individual security or commodity.

6. Reporting and Certification Requirements

6.1 Holdings Report and Certification

Within 10 days after an Access Person commences employment, he/she must certify that they have read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investment holdings and accounts required to be disclosed or reported.  Annually, Access Persons must report their holdings to compliance within 45 days of the reporting date, and certify that they have read and understand the Code.  The holdings report must contain the following information: title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security, the name of any broker, dealer, or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit, and the date the access person submits the report.  Employees may submit broker statements when reporting their initial holdings or their annual holdings reports provided the statements are not more than 45 days old and contain all holdings as of the date of employment or the date of the annual holdings report.

Exceptions: Access Persons are not required to report holdings in:

-- U.S. Government Securities (Access Persons are required to report transactions in Fannie Maes and Freddie Macs.)

-- Money Market Instruments (Money Market Instruments include bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.)

-- Accounts over which an Access Person has no direct or indirect influence or control.  However, Access Persons are required to include in initial and annual holdings reports the name of any broker-dealer or bank with which the Access Person has an account in which any securities are held for his/her direct or indirect benefit.

--Open-end mutual funds not affiliated with UBS.

-- ETF's do not require disclosure in the Initial Holdings Report and the Quarterly Transactions report.  They are however reportable in the Annual Holdings Report.

6.2 Quarterly Transactions Report for Access Persons

Within 30 days of the end of each calendar quarter, Access Persons must file a report of all reportable securities on a Quarterly Transactions Report unless a duplicate confirmation or similar document was sent to the Compliance Department contemporaneously with the transaction.  (For purposes of the QTR, ETF do not have to be reported.)  In addition, Access Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above in Section 5.1).  The Quarterly Transaction Report must contain the same information as the holdings report as well as the nature of the transaction (e.g., purchase or sale) and the price and broker/dealer or bank through which the transaction was effected.

7. Administration and Enforcement

7.1 Review of Personal Trading Information

All information regarding an Access Person's personal investment transactions, including the reports required by Section 6, will be reviewed by the Compliance Department.  All such information may also be available for inspection by the Chief Executive Officer and Legal Counsel of A&Q any party to which any investigation is referred by any of the foregoing, an Access Person's supervisor (where necessary), the Securities and Exchange Commission, any self-regulatory organization of which A&Q is a member, and any state securities commission.

7.2 Sanctions and Remedies

If the Compliance Department determines that an Access Person has violated the Code, it may, in consultation with senior management, impose sanctions and take other actions deemed appropriate, including issuing a warning or letter of education, suspending or limiting personal trading activities, imposing a fine, suspending or terminating employment, and/or informing regulators if the situation warrants.

As part of any sanction, the Compliance Department may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade.  Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.

7.3 Exceptions

Legal and Compliance periodically reviews the effectiveness of this policy in light of changes in industry standards, legal requirements and securities market changes.  As such, situations may arise in which Legal and Compliance may believe an exception could be granted.  Such exceptions will only be granted if Legal and Compliance believe the essence of the policies enumerated would not be violated, clients would not be harmed and the exception would not conflict with applicable law or regulation.

7.4 Delivery of the Code of Ethics

Legal and compliance will provide Access Persons with a copy of the code of ethics and any amendments and will require Access Persons to acknowledge in writing (which includes by electronic means) that they have received a copy of the Code of Ethics and any amendments.

By clicking "Reviewed" or, for new employees, by completing the appropriate forms, you certify that you have: a) received a copy of the Code of Ethics; b) read and understand all provisions of the Code of Ethics; and c) agree to comply with the terms of the Code.

UBS Alternative and Quantitative Investments

PERSONAL TRADING CODE OF ETHICS PROCEDURES

Human Resources

Ad Hoc
Notify Legal and Compliance ("L&C") via email of all new employees who are access persons and covered by the Policy.  Once the employee starts, L&C sends the employee the Code of Ethics and other relevant documents for completion.

Supervisors

Ad Hoc
Consultants and temporary employees with access to trading information and whose employment is expected to be longer than 30 days, are also covered by the Policy.  The Supervisor of the area that engaged the consultant is responsible for notifying Legal and Compliance.

Ad Hoc	Review trade pre-clearances of Access Persons who are reports and retain records approvals/disapprovals.

Legal and Compliance

Ad Hoc	Follow up with new employee to ensure that the required forms the employee received from Human Resources are completed and signed.

Ad Hoc
Responsible for sending the 407 letter or other notification to brokers requesting that duplicate trade confirmations be sent to L&C or accounts be added to the data feeds from the brokers.  However, the access person is responsible for ensuring that the broker sends duplicate copies of trade confirmations.  L&C maintains within AOL a list of all Access Persons and their brokerage accounts.

Ad Hoc	Generally, pre-clearance is done via the GTPS system. GTPS automatically checks against the A&Q trade file and restricted list and pre-clearance approval/denial is done within the software.

Ad Hoc
Receive duplicate confirms or data feeds for employee transactions and ensure this information is matched to employee pre-clearance requests to confirm that the trades were properly pre-cleared.  L&C checks transactions to ensure that the security was held for the required periods.

Annual
Have every access person certify annually that they have received and understand the Code of Ethics and to certify their brokerage accounts and report all of their holdings.  The annual holdings report and code certification are generally completed through AOL.

On Going	Record Retention:
Maintain all of the documentation regarding employee transactions including all signed acknowledgements; holdings reports; pre-clearance requests and approvals; supervisory approval of Access Person pre-clearances; quarterly reports; documentation regarding approved non-discretionary accounts; and a record of any violation of the code of ethics and of any action taken as a result of the violation.

Maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons
Maintain all written acknowledgments of receipt of the Code of Ethics for each person who is currently, or within the past five years was, a supervised person of the investment adviser.
Maintain all copies of the Code of Ethics adopted and in effect
Maintain a record of the names of persons who are or were access of the investment adviser.

The above records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the investment adviser.